Exhibit 5.1

December 5, 2025

EPR Properties

909 Walnut Street, Suite 200

Kansas City, MO 64106

Re:	Registration Statement on Form S-3 (File No. 333-287744)

Issuance of up to $400,000,000 of Common Shares

Ladies and Gentlemen:

We have acted as counsel to EPR Properties, a Maryland real estate investment trust (the “Company”), in connection with (a) the sale from time to time by the Company of common shares of beneficial interest, par value $0.01 per share, of the Company (the “Common Shares”) having an aggregate gross sales price of up to $400,000,000 (the “Shares”) pursuant to the terms of the Distribution Agreement dated as of December 5, 2025 (the “Distribution Agreement”), by and among the Company and each of J.P. Morgan Securities LLC, BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Citizens JMP Securities, LLC, KeyBanc Capital Markets Inc., Raymond James & Associates, Inc., RBC Capital Markets, LLC and Truist Securities, Inc. (each, in its capacity as sales agent, an “Agent” or collectively, the “Agents” and each, in its capacity as agent for its affiliated Forward Purchaser in connection with the offering and sale of any Forward Hedge Shares, a “Forward Seller” or collectively, the “Forward Sellers”), and JPMorgan Chase Bank, National Association, Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., Citizens JMP Securities, LLC, KeyBanc Capital Markets Inc., Raymond James & Associates, Inc., Royal Bank of Canada and Truist Bank (each, in its capacity as purchaser under any Forward Contract, a “Forward Purchaser” or collectively, the “Forward Purchasers”), and (b) the separate Master Forward Confirmations dated as of December 5, 2025 (the “Master Forward Confirmations”), by and between the Company and each of the Forward Purchasers.

The Shares have been registered on the Company’s effective registration statement on Form S-3 (File No. 333-287744) (as amended and supplemented to date, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As the basis for the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Company’s Amended and Restated Declaration of Trust, as amended; (ii) the Company’s bylaws; (iii) the authorizing resolutions and minutes of meetings and other proceedings of the Company’s Board of Trustees and Pricing Committee of the Company’s Board of Trustees; (iv) the Registration Statement; (v) the prospectus supplement, dated December 5, 2025, filed with the Commission pursuant to Rule 424(b) under the Securities Act, together with the base prospectus, dated June 3, 2025 (collectively, the “Prospectus”); (vi) executed copies of the Distribution Agreement and Master

1201 Walnut Street, Suite 2900, Kansas City, MO 64106

EPR Properties

December 5, 2025

Forward Confirmations; (vii) a certificate of good standing of recent date given with respect to the Company by the State Department of Assessments and Taxation of the State of Maryland (the “Good Standing Certificate”); and (viii) such other agreements, certificates, documents, decrees, orders, records and papers, including certificates of public officials and certificates of officers or other representatives of the Company as we have deemed relevant or necessary to express the opinions set forth below.

We have relied, with respect to certain factual matters relevant to this opinion letter, on the representations and warranties of the parties set forth in the Distribution Agreement, the Master Forward Confirmations and the factual certificates or comparable documents of officers and other representatives of the Company as we have deemed relevant or necessary to express the opinions set forth below, all of which representations, warranties, certificates and documents we have assumed, without independent investigation on our part, to be true, correct and complete as of the date hereof.

In issuing this opinion letter, with your permission we have assumed, without independent investigation on our part, that: (i) each agreement, certificate, document, record or paper covered by, or reviewed or otherwise relied upon by us in connection with expressing, a particular opinion set forth in this opinion letter (each, a “Reviewed Document”) and submitted to us as an original is authentic; (ii) each Reviewed Document submitted to us as a certified, conformed, telecopied, photostatic, electronic or execution copy conforms to the original of such document, and each such original is authentic; (iii) all signatures appearing on Reviewed Documents are genuine; (iv) the legal capacity for all purposes relevant hereto of all natural persons; (v) that the consideration to be received by the Company in exchange for each Share to be issued pursuant to the Distribution Agreement or the Master Forward Confirmations Plan constitutes adequate consideration therefor and is actually received by the Company, (vi) that the Shares will not be issued or transferred in violation of any restriction or limitation contained in the Charter or the Bylaws; and (vii) the Distribution Agreement and the Master Forward Confirmations each constitutes the legal, valid and binding obligation of each party thereto enforceable against each such party in accordance with its terms.

We express no opinion herein as to matters involving the laws of any jurisdiction other than Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland as presently in effect.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that as of this date:

1.	The Company is validly existing as a real estate investment trust in good standing under the laws of the State of Maryland.

2.

The issuance of Shares by the Company pursuant to the Distribution Agreement have been duly authorized and, when and if issued and delivered by the Company against payment therefor in accordance with the Distribution Agreement or the Master Forward Confirmations Plan, the resolutions of the Company’s Board of Trustees and Pricing Committee of such Board of Trustees, the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

EPR Properties

December 5, 2025

The opinion in paragraph 1 with respect to the existence and good standing of the Company is based solely on the Good Standing Certificate.

This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond those expressly stated herein. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement. Our opinions set forth in this opinion letter are based upon the facts in existence and the applicable laws in effect on the date hereof, and we expressly disclaim any obligation to update or supplement our opinions in response to changes in any law by legislative or regulatory action, judicial decision or otherwise becoming effective hereafter or future events or circumstances affecting the Shares and becoming known to us after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”) and supplements our opinion dated June 3, 2025 previously filed as Exhibit 5.1 to the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules of the Commission promulgated thereunder, or Item 509 of Regulation S K.

Sincerely,

Stinson LLP

/s/ Stinson LLP